Exhibit 10.1

THIRD AMENDMENT TO AMENDED AND RESTATED LEASE

This THIRD AMENDMENT TO AMENDED AND RESTATED LEASE ("Third Amendment") is made and entered into as of August 7, 2019, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and NEUROCRINE BIOSCIENCES, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.    Landlord (as successor-in-interest to DMH CAMPUS INVESTORS, LLC, a Delaware limited liability company) and Tenant are parties to that certain Amended and Restated Lease dated as of November 1, 2011 (the "Original Lease"), as amended by that certain First Amendment to Amended and Restated Lease dated as of June 5, 2017 (the "First Amendment"), and that certain Second Amendment to Amended and Restated Lease dated September 29, 2017 (the “Second Amendment”) (the Original Lease, First Amendment, and Second Amendment are, collectively, the “Lease”), pursuant to which Tenant leases a currently deemed total of 140,591 rentable square feet of space (subject to a stipulated re-measured increase on January 1, 2020, to a deemed total of 141,091 rentable square feet of space (the "Remeasurement"), as more particularly set forth in the First Amendment, the "12780 Premises") comprising the entirety of the building (the "12780 Building") located at 12780 El Camino Real, San Diego, California.

B.    Landlord and Tenant are also parties to that certain Lease dated as of December 28, 2017 (the “12790 Lease”), pursuant to which Tenant leases 7,545 rentable square feet of space commonly known as Suite 150 (the “Short Term Premises” or "Suite 150")) located on the first (1st) floor of the building (the “12790 Building”) located at 12790 El Camino Real, San Diego, California, the term of which is scheduled to expire on January 31, 2020 (the “12790 Lease Expiration Date”).

C.    The parties desire to amend the Lease to expand the existing premises to include all of the 12780 Premises and the "12790 Premises" (which "12790 Premises" shall mean and be collectively comprised of (i) Suite 150, (ii) that certain space containing 5,016 rentable square feet of space on the first (1st) floor of the 12790 Building commonly known as Suite 110 ("Suite 110"), (iii) that certain space containing 1,957 rentable square feet of space on the first (1st) floor of the 12790 Building commonly known as Suite 130 ("Suite 130"), (iv) that certain space containing 17,596 rentable square feet of space on the first (1st) floor of the 12790 Building commonly known as Suite 100 ("Suite 100"), (v) that certain space containing 27,837 rentable square feet of space on the second (2nd) floor of the 12790 Building commonly known as Suite 200 ("Suite 200" , and together with Suite 100, the "KM Tranche") which KM Tranche collectively contains 45,433 rentable square feet of space), and (vi) that certain space containing 27,876 rentable square feet of space on the third (3rd) floor of the 12790 Building commonly known as Suite 300 ("Suite 300")) and to extend the total term to a coterminous date, and to incorporate further amendments on the terms and conditions set forth in this Third Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Terms.  All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Third Amendment.

2.Premises.

2.1Modification of Premises.  Landlord and Tenant hereby agree to expand the existing 12780 Premises to include the entirety of the 12790 Building (the “12790 Premises”).  Landlord and Tenant acknowledge and agree that the 12790 Premises has been measured in accordance with the standards set forth by the Building Owners and Managers Association – ANSI/BOMA Z65.1-2018 (“BOMA”), the rentable area of such 12790 Premises shall be conclusively deemed to total 87,944 rentable square feet of space (the tranche-by-tranche breakdown for which is set forth in the below schedule).  Landlord and Tenant acknowledge that, excepting only Tenant’s occupancy of Suite 150 pursuant to the 12790 Lease, the balance of the 12790 Building is currently occupied by third-party tenants.  Within five (5) business days following the vacation of the corresponding portions of the 12790 Building by such third-party tenants (the estimated dates for which are set forth in the below schedule), Landlord shall deliver possession of such portion of the 12790 Premises to Tenant (each, a “Delivery Date”) and, upon the corresponding date (the “Tranche Lease Commencement Date”) which is one hundred fifty (150) days following the corresponding Delivery Date (subject to a day-for-day extension for force majeure events and Landlord Delays), Tenant shall lease from Landlord and Landlord shall lease to Tenant, such portion of the 12790 Premises.  Upon each such Tranche Lease Commencement Date, the corresponding portion of the 12790 Premises shall be added to, and included in, the 12790 Premises.

Tranche, RSF and Estimated Turnover Schedule of 12790 Premises
Suite Number	Estimated Delivery Dateº	Estimated Tranche Lease Commencement Date	Rentable Square Footage
Suite 150	February 1, 2020*	February 1, 2020*	7,662
Suite 300	December 1, 2019**	May 1, 2020	27,876
Suite 200	February 1, 2021***	July 1, 2021	27,837
Suite 100	February 1, 2021***	July 1, 2021	17,596
Suite 110 (Allen G)	February 1, 2021***	July 1, 2021	5,016
Suite 130 (Frank K)	December 1, 2019	May 1, 2020	1,957
			87,944
		(total for entire 12790 Premises)

º

Despite such estimated Delivery Dates, Landlord agrees to utilize commercially reasonable efforts, without incurring material cost or expense (except as may be incurred in relocating a tenant or evicting a hold-over tenant), to expedite the vacation of the corresponding tranche of the 12790 Premises by the third parties currently occupying such tranche.

*

The concurrent, deemed delivery and commencement date for the Suite 150 portion of the 12790 Premises (i.e., Suite 150) shall be the date (i.e., February 1, 2020) immediately following the corresponding 12790 Lease Expiration Date, provided however, Tenant shall not be required to pay the Monthly Rental otherwise attributable to Suite 150 during the "Suite 150 Abatement Period," as defined in and pursuant to the terms of Section 4.7.1 below.  Landlord hereby acknowledges that Tenant shall be entitled to use the Improvement Allowance for improvements to Suite 150 following the execution and delivery of this Third Amendment.

**

Notwithstanding such estimated Delivery Date above, to the extent Landlord is unable to cause possession of Suite 300 to be delivered to Tenant on or before January 1, 2020 (such outside delivery date, the “Suite 300 Deadline”), then Tenant shall be entitled to a one day extension of the "12790 Abatement Period" (as that term is defined in Section 4.7.2 below) for each day between and including the Suite 300 Deadline and the date of actual delivery of Suite 300 to Tenant (and such extension shall be in addition to the extensions set forth in the immediately below paragraph).

***

Notwithstanding such estimated Delivery Dates, to the extent Landlord is unable to cause possession of both the KM Tranche and Suite 110 to be delivered to Tenant on or before February 1, 2021, then the “12790 Rent Abatement Period” set forth in Section 4.7.2 of this Third Amendment shall be extended by one (1) month (to a total of eight (8) months).  In addition, if Landlord does not deliver possession of the entire KM Tranche and Suite 110 to Tenant on or before March 1, 2021 (such outside delivery date, the “KM Deadline”), then Tenant shall be entitled to a one day extension of the 12790 Abatement Period for each day between and including the KM Deadline and the date of actual delivery of both the KM Tranche and Suite 110 to Tenant (and such extension shall be in addition to the one (1) month extension pursuant to the foregoing sentence).

2.2Remeasurement of Suite 150; Stipulated RSF of Premises.  Landlord and Tenant hereby acknowledge and agree that Suite 150, the 12790 Building and the Project have been remeasured.  Landlord and Tenant agree that, effective as of February 1, 2020, notwithstanding any contrary provision contained in the Lease, Suite 150 shall be deemed to contain 7,662 rentable square feet of space.  Subject to the penultimate grammatical sentence of Section 1 of the Work Letter, throughout the Expansion Term, neither the 12780 Premises, the corresponding 12780 Building, the 12790 Premises nor the 12790 Building will be subject to remeasurement or modification by Landlord or Tenant prior to the Expansion Term Expiration Date (as that term is defined in Section 3.1 below); provided, however, that should Tenant exercise its right to further extend the term of the Lease, Landlord shall have the right to remeasure the entire Premises in accordance with then-prevailing standards set forth by the Building Owners and Managers Association applicable to single-tenant buildings, but such remeasurement shall only become effective from and after the Expansion Term Expiration Date.

2.3Condition of the 12780 Premises.  Landlord and Tenant acknowledge that Tenant has been occupying the 12780 Premises pursuant to the Lease and, therefore, Tenant continues to accept such 12780 Premises in its presently existing, "as is" condition.  Except as expressly set forth below and in the Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 12780 Premises, subject to Landlord's ongoing repair and maintenance obligations as and to the extent set forth in the Lease, including, without limitation, Landlord’s obligation to repair, improve and replace Capital Items in the 12780 Premises in accordance with the Lease.  Notwithstanding the foregoing, concurrent with construction of the Improvements (as defined in Exhibit B), Tenant shall cause certain Building Systems within the 12780 Premises to be repaired and/or replaced, specifically including, but not limited to, those items set forth on Exhibit G, and Landlord and Tenant shall reasonably and mutually agree upon any additional repairs or replacements based upon the report prepared by TK1SC dated 4-9-2019 for Project # 2017-0745 (the "12780 Work"), which 127890 Work shall be at Landlord’s sole cost and expense, up to a maximum amount of $2,200,000.00; provided, however, (i) such Landlord contribution shall be subject to inclusion, and shall be included, as a Capital Expense in accordance with Article 4 of the Original Lease, (ii) Landlord retains the right to reasonably modify the scope of such work as necessary to ensure proper integration with the Building systems and compatibility with Landlord's systems in the Project and other property owned by Landlord or its affiliates, and (iii) Tenant hereby agrees that Landlord shall not be required to reimburse Tenant or pay Contractor until the calendar year 2020, regardless of when Tenant performs such 12780 Work.  Tenant will contract with Contractor (as defined in Section 4.1.1 of the Work Letter) to perform the 12780 Work, and Landlord will, upon the receipt of invoices approved by Landlord and Tenant for the 12780 Work, deliver a check to Tenant made jointly payable to Contractor and Tenant, or directly to Contractor at Landlord's sole discretion.

2.4Condition of 12790 Premises.  Landlord and Tenant acknowledge that Tenant has been occupying Suite 150 pursuant to the 12790 Lease and, therefore, Tenant continues to accept such Short Term Premises in its presently existing, "as is" condition.  Landlord and Tenant further acknowledge and agree that Landlord has provided Tenant an opportunity to examine the balance of the 12790 Building and, subject to Landlord’s express obligations set forth in the Work Letter, Tenant agrees to accept such remainder of the 12790 Premises in its then-existing, “as is” condition.  Except as expressly set forth in the Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 12790 Premises, subject to Landlord's ongoing repair and maintenance obligations as and to the extent set forth in the Lease including, without limitation, Landlord’s obligation to repair, improve and replace Capital Items in the 12790 Premises in accordance with the Lease.

2.5Project Common Area Improvements.  Notwithstanding the foregoing, Landlord shall, at Landlord’s sole cost and expense (as opposed to inclusion as an Operating Expense), use commercially reasonable and diligent efforts to improve those Common Area components of the Project as identified on, and in accordance with, Exhibit C-1 attached hereto (the "Common Area Improvements") which Landlord shall use commercially reasonable efforts to perform on or before July 1, 2021 (other than the fitness center and the completion of the remainder of the "Common Amenity Space" (as that term is defined in Section 4.8.4 below), all of which shall be completed within the timeframe set forth in Section 4.8.4 below).  If Landlord does not make the Common Area Improvements (other than the fitness center and the Common Amenity Space) available for use by Tenant by January 1, 2022 (such outside date, the “Common Area Improvements Deadline”), then Tenant shall be entitled to a per diem penalty of $3,500.00 per day for each day between and including the Common Area Improvements Deadline and the date of that the Common Area Improvements (other than the fitness center) are actually made available for use by Tenant.  The Common Area Improvements will be available for use by Tenant during the Term, in common with tenants of the Project and the One Paseo Office Center Buildings (as defined in Section 4.8.4).

3.Term.

3.1Expansion Term.  The “Expansion Term” shall commence on February 1, 2020 (i.e., upon the Tranche Lease Commencement Date for the Suite 150 portion of the 12790 Premises), and shall continue until the earlier of (a) July 31, 2031, and (b) the last day of the calendar month in which the one hundred twenty-seventh (127th) monthly anniversary of the Tranche Lease Commencement Date applicable to the KM Tranche portion of the 12790 Premises occurs (the “Expansion Term Expiration Date”), unless extended or sooner terminated as provided in the Lease, as hereby amended.  The parties acknowledge that the Expansion Term Expiration Date is anticipated to be July 31, 2031, based upon an anticipated Tranche Lease Commencement Date of July 1, 2021 for the corresponding portion of the 12790 Premises.  For purposes of this Third Amendment, the term "Expansion Year" with respect to each tranche of the 12790 Premises shall mean each consecutive twelve (12) calendar month period during the Expansion Term; provided, however, that the first Expansion Year shall commence on the applicable Tranche Lease Commencement Date for the applicable portion of the 12790 Premises and end on the last day of the month in which the first anniversary of such Tranche Lease Commencement Date occurs (or if the applicable Tranche Lease Commencement Date is the first day of a calendar month, then the first Expansion Year shall commence on the applicable Tranche Lease Commencement Date and end on the day immediately preceding the first anniversary of the applicable Tranche Lease Commencement Date), and the second and each succeeding Expansion Year shall commence on the first day of the next calendar month; and further provided that the last Expansion Year shall end on the Expansion Term Expiration Date.

3.2Extension of Lease of 12780 Premises to Coterminous with Expansion Term.  Pursuant to the Lease, the existing Term of the 12780 Premises is scheduled to expire on December 31, 2029.  Landlord and Tenant hereby agree to extend the Term of the 12780 Premises for a period of approximately nineteen (19) months, from January 1, 2030 until the Expansion Term Expiration Date (the "12780 Extended Term"), on the terms and conditions set forth in the Lease, as hereby amended by this Third Amendment, unless extended or sooner terminated as provided in the Lease.

3.3Remaining Options to Extend Term.  Landlord and Tenant acknowledge and agree that neither the Expansion Term nor the 12780 Extended Term shall be deemed to represent the first of Tenant's two (2) options to extend the Term as provided in Section 2.2 of the Original Lease, and accordingly, Tenant shall retain and continue to have both of such two (2) options to extend the Term (i.e., the for a period of ten (10) years each) with regard to the entire Premises, which option shall otherwise be in accordance with, and pursuant to the terms of, Section 2.2 of the Original Lease.

3.4No Prior Surrender Obligations. Notwithstanding anything to the contrary in the Lease or the 12790 Lease, Landlord shall not require Tenant, whether at the end of the Expansion Term (as the same may be subsequently extended), the expiration of the 12790 Lease, the expiration of the existing Term of the 12780 Premises, or following any earlier termination of the Lease, to remove any existing leasehold improvements, tenant improvements, or additions existing within the 12780 Premises or 12790 Premises as of the date of this Third Amendment.

4.Rent.

4.112780 Premises.  Prior to January 1, 2030, Tenant shall continue to pay Monthly Rental with regard to the 12780 Premises pursuant to the terms of the Lease.  Notwithstanding anything to the contrary set forth in the Lease, commencing on January 1, 2030, and continuing through the Expansion Term Expiration Date (contemplated to be July 31, 2031), Tenant shall continue to escalate at a rate of three percent (3%) per annum, pursuant to which Tenant pay the Monthly Rental for the 12780 Premises as follows:

Period During 12780 Extended Term	Annualized Rental	Monthly Rental	Monthly Rental Rate per Square Foot
January 1, 2030 – December 31, 2030	$8,702,269.44	$725,189.12	$5.14
January 1, 2031 – Expansion Term Expiration Date	$8,963,337.48	$746,944.79	$5.29

4.2Monthly Rental for Suite 150.  Commencing on February 1, 2020 and continuing throughout the Expansion Term, Tenant shall pay to Landlord Monthly Rental for Suite 150 as follows:

Period During Expansion Term	Annualized Rental	Monthly Rental◊◊	Monthly Rental Rate per Square Foot
February 1, 2020 – January 31, 2021	$390,762.00	$32,563.50	$4.25
February 1, 2021 – January 31, 2022	$402,484.86	$33,540.41	$4.38*
February 1, 2022 – January 31, 2023	$414,559.41	$34,546.62	$4.51*
February 1, 2023 – January 31, 2024	$426,996.19	$35,583.02	$4.64*
February 1, 2024 – January 31, 2025	$439,806.07	$36,650.51	$4.78*
February 1, 2025 – January 31, 2026	$453,000.26	$37,750.02	$4.93*
February 1, 2026 – January 31, 2027	$466,590.26	$38,882.52	$5.07*
February 1, 2027 – January 31, 2028	$480,587.97	$40,049.00	$5.23*
February 1, 2028 – January 31, 2029	$495,005.61	$41,250.47	$5.38*
February 1, 2029 – January 31, 2030	$509,855.78	$42,487.98	$5.55*
February 1, 2030 – January 31, 2031	$525,151.45	$43,762.62	$5.71*
February 1, 2031 – Expansion Term Expiration Date	$540,906.00	$45,075.50	$5.88*

◊	The schedule above is subject to the 12790 Rent Abatement and the Suite 150 Rent Abatement set forth in Section 4.7 of this Third Amendment, below.

◊◊

The initial Monthly Rental amount was calculated by multiplying the initial Monthly Rental Rate per Square Foot amount by the number of rentable square feet of space in Suite 150, and the Annualized Rent amount was calculated by multiplying the initial Monthly Rental amount by twelve (12).  In all subsequent Monthly Rental payment periods during the Expansion Term commencing on February 1, 2021, the calculation of each Monthly Rental amount reflects an annual increase of three percent (3%) and each Annualized Rent amount was calculated by multiplying the corresponding Monthly Rental amount by twelve (12).

*	The amounts identified in the column entitled "Monthly Rental Rate per Square Foot" are rounded amounts provided for informational purposes only.

4.3Monthly Rental for KM Tranche.  Commencing on the Tranche Lease Commencement Date for the KM Tranche and continuing throughout the Expansion Term, Tenant shall pay to Landlord Monthly Rental for the KM Tranche as follows (provided that on or before the Tranche Lease Commencement Date for the KM Tranche, Tenant shall pay to Landlord the Monthly Rental payable for the KM Tranche for the first full month of the Expansion Term applicable to the KM Tranche):

KM Tranche Expansion Year	Annualized Rental	Monthly Rental◊◊	Monthly Rental Rate per Square Foot
1	$2,317,083.00	$193,090.25	$4.25
2	$2,386,595.49	$198,882.96	$4.38*
3	$2,458,193.35	$204,849.45	$4.51*
4	$2,531,939.16	$210,994.93	$4.64*
5	$2,607,897.33	$217,324.78	$4.78*
6	$2,686,134.25	$223,844.52	$4.93*
7	$2,766,718.28	$230,559.86	$5.07*
8	$2,849,719.83	$237,476.65	$5.23*
9	$2,935,211.42	$244,600.95	$5.38*
10	$3,023,267.76	$251,938.98	$5.55*
11 (through Expansion Term Expiration Date)	$3,113,965.80	$259,497.15	$5.71*
◊	The schedule above is subject to the 12790 Rent Abatement set forth in Section 4.7.2 of this Third Amendment, below.
◊◊

The initial Monthly Rental amount was calculated by multiplying the initial Monthly Rental Rate per Square Foot amount by the number of rentable square feet of space in the KM Tranche, and the Annualized Rent amount was calculated by multiplying the initial Monthly Rental amount by twelve (12).  In all subsequent Monthly Rental payment periods during the Expansion Term commencing on first day of Expansion Year 2 for the KM Tranche, the calculation of each Monthly Rental amount reflects an annual increase of three percent (3%) and each Annualized Rent amount was calculated by multiplying the corresponding Monthly Rental amount by twelve (12).

*	The amounts identified in the column entitled "Monthly Rental Rate per Square Foot" are rounded amounts provided for informational purposes only.

4.4Monthly Rental for Suite 110.  Commencing on the Tranche Lease Commencement Date for Suite 110 and continuing throughout the Expansion Term, Tenant shall pay to Landlord Monthly Rental for Suite 110 as follows (provided that on or before the Tranche Lease Commencement Date for Suite 110, Tenant shall pay to Landlord the Monthly Rental payable for Suite 110 for the first full month of the Expansion Term applicable to Suite 110):

Suite 110 Expansion Year	Annualized Rental	Monthly Rental◊◊	Monthly Rental Rate per Square Foot
1	$255,816.00	$21,318.00	$4.25
2	$263,490.48	$21,957.54	$4.38*
3	$271,395.19	$22,616.27	$4.51*
4	$279,537.05	$23,294.75	$4.64*
5	$287,923.16	$23,993.60	$4.78*
6	$296,560.86	$24,713.40	$4.93*
7	$305,457.68	$25,454.81	$5.07*
8	$314,621.41	$26,218.45	$5.23*
9	$324,060.06	$27,005.00	$5.38*
10	$333,781.86	$27,815.15	$5.55*
11 (through Expansion Expiration Date)	$343,795.31	$28,649.61	$5.71*

◊	The schedule above is subject to the 12790 Rent Abatement set forth in Section 4.7.2 of this Third Amendment, below.
◊◊

The initial Monthly Rental amount was calculated by multiplying the initial Monthly Rental Rate per Square Foot amount by the number of rentable square feet of space in Suite 110, and the Annualized Rent amount was calculated by multiplying the initial Monthly Rental amount by twelve (12).  In all subsequent Monthly Rental payment periods during the Expansion Term commencing on first day of Expansion Year 2 for Suite 110, the calculation of each Monthly Rental amount reflects an annual increase of three percent (3%) and each Annualized Rent amount was calculated by multiplying the corresponding Monthly Rental amount by twelve (12).

*	The amounts identified in the column entitled "Monthly Rental Rate per Square Foot" are rounded amounts provided for informational purposes only.

4.5Monthly Rental for Suite 130.  Commencing on the Tranche Lease Commencement Date for Suite 130 and continuing throughout the Expansion Term, Tenant shall pay to Landlord Monthly Rental for Suite 130 as follows (provided that on or before the Tranche Lease Commencement Date for Suite 130, Tenant shall pay to Landlord the Monthly Rental payable for Suite 130 for the first full month of the Expansion Term applicable to Suite 130):

Suite 130 Expansion Year	Annualized Rental	Monthly Rental◊◊	Monthly Rental Rate per Square Foot
1	$99,807.00	$8,317.25	$4.25
2	$102,801.21	$8,566.77	$4.38*
3	$105,885.25	$8,823.77	$4.51*
4	$109,061.80	$9,088.48	$4.64*
5	$112,333.66	$9,361.14	$4.78*
6	$115,703.67	$9,641.97	$4.93*
7	$119,174.78	$9,931.23	$5.07*
8	$122,750.02	$10,229.17	$5.23*
9	$126,432.52	$10,536.04	$5.38*
10	$130,225.50	$10,852.12	$5.55*
11	$134,132.26	$11,177.69	$5.71*
12 (through Expansion Expiration Date)	$138,156.23	$11,513.02	$5.88*
◊	The schedule above is subject to the 12790 Rent Abatement set forth in Section 4.7.2 of this Third Amendment, below.
◊◊

The initial Monthly Rental amount was calculated by multiplying the initial Monthly Rental Rate per Square Foot amount by the number of rentable square feet of space in Suite 130, and the Annualized Rent amount was calculated by multiplying the initial Monthly Rental amount by twelve (12).  In all subsequent Monthly Rental payment periods during the Expansion Term commencing on first day of Expansion Year 2 for Suite 130, the calculation of each Monthly Rental amount reflects an annual increase of three percent (3%) and each Annualized Rent amount was calculated by multiplying the corresponding Monthly Rental amount by twelve (12).

*	The amounts identified in the column entitled "Monthly Rental Rate per Square Foot" are rounded amounts provided for informational purposes only.

4.6Monthly Rental for Suite 300.  Commencing on the Tranche Lease Commencement Date for the KM Tranche and continuing throughout the Expansion Term, Tenant shall pay to Landlord Monthly Rental for the KM Tranche as follows (provided that on or before the Tranche Lease Commencement Date for the KM Tranche, Tenant shall pay to Landlord the Monthly Rental payable for the KM Tranche for the first full month of the Expansion Term applicable to the KM Tranche):

Suite 300 Expansion Year	Annualized Rental	Monthly Rental◊◊	Monthly Rental Rate per Square Foot
1	$1,421,676.00	$118,473.00	$4.25
2	$1,464,326.28	$122,027.19	$4.38*
3	$1,508,256.07	$125,688.01	$4.51*
4	$1,553,503.75	$129,458.65	$4.64*
5	$1,600,108.86	$133,342.41	$4.78*
6	$1,648,112.13	$137,342.68	$4.93*
7	$1,697,555.49	$141,462.96	$5.07*
8	$1,748,482.16	$145,706.85	$5.23*
9	$1,800,936.62	$150,078.05	$5.38*
10	$1,854,964.72	$154,580.39	$5.55*
11	$1,910,613.66	$159,217.81	$5.71*
12 (through Expansion Expiration Date)	$1,967,932.07	$163,994.34	$5.88*
◊	The schedule above is subject to the 12790 Rent Abatement set forth in Section 4.7.2 of this Third Amendment, below.
◊◊

The initial Monthly Rental amount was calculated by multiplying the initial Monthly Rental Rate per Square Foot amount by the number of rentable square feet of space in Suite 300, and the Annualized Rent amount was calculated by multiplying the initial Monthly Rental amount by twelve (12).  In all subsequent Monthly Rental payment periods during the Expansion Term commencing on first day of Expansion Year 2 for Suite 300, the calculation of each Monthly Rental amount reflects an annual increase of three percent (3%) and each Annualized Rent amount was calculated by multiplying the corresponding Monthly Rental amount by twelve (12).

*	The amounts identified in the column entitled "Monthly Rental Rate per Square Foot" are rounded amounts provided for informational purposes only.

4.7Abated Monthly Rental.

4.7.1Suite 150 Abated Monthly Rental.  During the three (3) month period commencing on February 1, 2020 and ending on April 30, 2020 (the “Suite 150 Rent Abatement Period”), Tenant shall not be obligated to pay any Monthly Rental otherwise attributable to Suite 150 during such Suite 150 Rent Abatement Period (the “Suite 150 Rent Abatement”).  Landlord and Tenant acknowledge that the aggregate amount of the Suite 150 Rent Abatement equals $97,690.50 (i.e., $32,563.50 per month).  Tenant acknowledges and agrees that during such Suite 150 Rent Abatement Period, such abatement of Monthly Rental for the Suite 150 Premises shall have no effect on Tenant’s rental obligations with regard to the 12780 Premises, nor on the calculation of any future increases in Monthly Rental, Operating Expenses or Taxes payable by Tenant pursuant to the terms of the Lease, which increases shall be calculated without regard to such Suite 150 Rent Abatement.  Additionally, Tenant shall be obligated to pay all Additional Rental during the Suite 150 Rent Abatement Period.  Tenant acknowledges and agrees that the foregoing Suite 150 Rent Abatement has been granted to Tenant as additional consideration for entering into this Third Amendment, and for agreeing to pay the rent and perform the terms and conditions otherwise required under the Lease (as hereby amended).  If Tenant shall be in default under the Lease (as hereby amended) and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), or if the Lease (as hereby amended) is terminated for any reason, other than as the result of casualty or condemnation, then the dollar amount of the unapplied portion of the Suite 150 Rent Abatement as of such default or termination shall be converted to a credit to be applied to the Monthly Rental applicable at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying Monthly Rental for the Premises in full.

4.7.212790 Premises Abated Monthly Rental.  Provided that Tenant is not then in default of the Lease (as hereby amended) (beyond the expiration of any applicable notice and cure period set forth in the Lease, as amended), then during the seven (7) month period commencing on first calendar month following the month in which the Tranche Lease Commencement Date attributable to the KM Tranche occurs (the “12790 Rent Abatement Period”), Tenant shall not be obligated to pay any Monthly Rental otherwise attributable to the 12790 Premises during such 12790 Rent Abatement Period (the “12790 Rent Abatement”).  Landlord and Tenant acknowledge that the aggregate amount of the 12790 Rent Abatement equals $2,616,334.00.  Tenant acknowledges and agrees that during such 12790 Rent Abatement Period, such abatement of Monthly Rental for the 12790 Premises shall have no effect on Tenant’s rental obligations with regard to the 12780 Premises, nor on the calculation of any future increases in Monthly Rental, Operating Expenses or Taxes payable by Tenant pursuant to the terms of the Lease, which increases shall be calculated without regard to such 12790 Rent Abatement.  Additionally, Tenant shall be obligated to pay all Additional Rental during the 12790 Rent Abatement Period.  Tenant acknowledges and agrees that the foregoing 12790 Rent Abatement has been granted to Tenant as additional consideration for entering into this Third Amendment, and for agreeing to pay the rent and perform the terms and conditions otherwise required under the Lease (as hereby amended).  If Tenant shall be in default under the Lease (as hereby amended) and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), or if the Lease (as hereby amended) is terminated for any reason, other than as the result of casualty or condemnation, then the dollar amount of the unapplied portion of the 12790 Rent Abatement as of such default or termination shall be converted to a credit to be applied to the Monthly Rental applicable at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying Monthly Rental for the Premises in full.

4.8Operating Expenses and Taxes.

4.8.112780 Premises.  Prior to and during the Expansion Term, Tenant shall continue to be obligated to pay 100% of the annual Operating Expenses and Taxes attributable to the 12780 Premises in accordance with the terms of the Lease.

4.8.212790 Premises.  Commencing on the applicable Tranche Lease Commencement Date, and continuing throughout the Expansion Term, Tenant shall be obligated to pay Tenant’s then-applicable “12790 Pro Rata Share” of the annual Operating Expenses and Taxes attributable to the 12790 Premises in accordance with the terms of the Lease (as hereby amended).

4.8.312790 Pro Rata Share.  Tenant’s “12790 Pro Rata Share” shall mean the pro-rata portion of 12790 Building which then constitutes, from time-to-time, the 12790 Premises.  Landlord and Tenant acknowledge and agree that, initially, Tenant’s 12790 Pro Rata Share of the 12790 Building shall be 8.71% (i.e., the 7,662 rsf attributable to the Suite 150 portion of the 12790 Premises divided by the 87,944 rsf of the 12790 Building).  Thereafter, on each Tranche Lease Commencement Date, Tenant’s 12790 Pro Rata Share shall increase to the resulting percentage represented by a fraction, the numerator of which shall be the then-applicable rentable square footage of the 12790 Premises, and the denominator is the 87,944 rsf of the 12790 Building.

4.8.4Common Amenity Space; Allocation of Operating Expenses and Taxes.  Landlord and Tenant acknowledge and agree that, in addition to the Common Area Improvements set forth in Section 2.5 above, Landlord is constructing certain Common Area amenities for which the approximate intended project scope is set forth in Exhibit C-2 attached hereto (the “Common Amenity Space”), which Common Amenity Space will benefit both the Project and the immediately adjacent office buildings being constructed by Landlord (the “One Paseo Office Center Buildings,” commonly known as 12830 & 12860 El Camino Real).  Landlord shall endeavor to keep Tenant reasonably informed with respect to Landlord's construction plans for the Common Amenity Space.  Accordingly, and otherwise in accordance with the penultimate paragraph of Section 4.3 of the Original Lease, the parties further acknowledge and agree that each of the 12780 Building, 12790 Building and the third Project building commonly known as 12770 El Camino Real (the “12770 Building”) will, along with the One Paseo Office Center Buildings, include an equitable allocation of the costs associated with the Common Amenity Space and non-exclusive services provided therein to the extent made available to Tenant based on the respective square footages of the One Paseo Office Center Buildings and the Project; provided, however, that (a) all such costs shall be subject to the limitations set forth in Article 4 of the Original Lease with respect to Operating expenses, (b) Tenant shall not be responsible for payment of such Operating Expenses attributable to the Common Amenity Space until the later to occur of (x) such Common Amenity Space being available for use by Tenant, and (y) the Tranche Lease Commencement Date for the KM Tranche, and (c) such costs shall not include the cost of constructing the Common Amenity Space, the cost of acquiring furniture, fixtures and equipment for the Common Amenity Space, any Capital Expense incurred in connection with the Common Amenity Space, or any expense resulting from amenities or services provided solely for the benefit of tenants of the One Paseo Office Buildings (including, without limitation, shuttle services).  Landlord shall use commercially reasonable and diligent efforts to complete construction of the Common Amenity Space (including the fitness center) by January 1, 2022.

5.Right of First Offer.  Landlord and Tenant (i) hereby acknowledge that the 12790 Premises constitutes the entirety of the “First Offer Space” identified in Section 5 of the First Amendment, (ii) hereby amend such “First Offer Space” to mean all of the rentable space located in the building commonly known as 12770 El Camino Real, and (iii) further acknowledge that the right of offer shall otherwise apply pursuant to Section 5 of the First Amendment, except (A) that the same shall be applicable to the 12770 Building (as opposed to the 12790 Building), (B) to the extent any particular First Offer Space is leased by Tenant in accordance with such right of first offer during the first thirty-six (36) months of the Expansion Term, then the term of such First Offer Space shall expire on the Expansion Term Expiration Date, and (C) the Superior Rights and Superior Right Holders are, as of the date of this Third Amendment, as set forth on Exhibit D attached hereto.

6.Right of First Refusal.  Landlord hereby grants to the Original Tenant and its Permitted Assignee (as opposed to any other assignee, Sublessee, licensee or transferee), a one-time right of first refusal with respect to the space located on the third (3rd) floor of the 12770 Building (the “First Refusal Space”).  Notwithstanding the foregoing, Landlord’s obligation to offer the First Refusal Space shall commence only following the expiration or earlier termination of the existing leases of the First Refusal Space (including renewals of any such lease, irrespective of whether any such renewal is currently set forth in such lease or is subsequently granted or agreed upon, and regardless of whether such renewal is consummated pursuant to a lease amendment or a new lease with such existing tenant), the Superior Right Holder for which is identified on Exhibit D attached hereto.  Tenant's right of first offer shall be on the terms and conditions set forth in this Section 6.

6.1Procedure for Refusal Offer.  Landlord shall notify Tenant (the "First Refusal Notice") from time-to-time when and if Landlord receives a "bona-fide third-party offer" for the First Refusal Space.  Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space.  The First Refusal Notice shall describe the First Refusal Space, and the lease term, rent and other fundamental economic terms and conditions upon which Landlord proposes to lease such First Refusal Space pursuant to the bona-fide third-party offer.  For purposes of this Section 6.1, a "bona-fide third-party offer" shall mean an offer or a counter-offer received by Landlord to lease First Refusal Space from an unaffiliated and qualified third party which Landlord would otherwise be willing to accept (but for Tenant's superior rights hereunder).  For purposes of example only, the following would each constitute a bona-fide third-party offer:

6.1.1Landlord receives a request for proposal from an unaffiliated and qualified third party.  Landlord responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the unaffiliated and qualified third party.

6.1.2Landlord receives a written offer to lease from an unaffiliated and qualified third party.  Landlord responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord's counter offer from the unaffiliated and qualified third party.

6.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant's right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within ten (10) business days of delivery of the First Refusal Notice to Tenant (the "Election Period"), Tenant shall deliver to Landlord written notice (an "Election Notice") of Tenant's exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice at the rent, for the term and upon the other fundamental economic terms and conditions contained in such First Refusal Notice, including, but not limited to rental concessions and improvement allowances.  If Tenant does not so notify Landlord within such Election Period of Tenant's exercise of its first refusal right, or Tenant affirmatively elects not to exercise such first refusal right (either of the foregoing being referred to herein as a "First Refusal Rejection"), then Landlord shall be free to negotiate and enter into a lease for the First Refusal Space to anyone whom it desires on any terms it desires; provided, however, to the extent such third party lease of First Refusal Space would be on “Economic Terms,” as that term is defined hereinbelow, which on a per rentable square foot basis are (in the aggregate) less than ninety-five percent (95%) of the Economic Terms (in the aggregate) on a per rentable square foot basis offered to Tenant in the applicable First Refusal Notice, then Landlord shall deliver another First Refusal Notice (the "Additional Notice") to Tenant offering such more favorable terms to Tenant (provided that such terms and conditions shall be adjusted to account for the difference, if any, in the lease term offered to Tenant and the lease term offered to such third party).  If Tenant thereafter wishes to exercise its right of first refusal with respect to the Additional Notice, Tenant shall deliver the Election Notice to Landlord within ten (10) business days of delivery of such Additional Notice to Tenant (which procedure shall be repeated until Landlord enters into a lease or lease amendment with respect to such First Refusal Space which does not require Landlord to deliver another Additional Notice to Tenant pursuant to the terms hereof or Tenant timely exercises such right of first refusal, as applicable).  The term “Economic Terms” for purposes of this Section 6.2 shall mean only the annual base rent, tenant improvement allowance, if any, moving allowance, if any, free parking, if any, and abated base rent, if any.

6.3Amendment to Lease.  If Tenant timely exercises Tenant's right of first refusal to lease First Refusal Space as set forth herein, Landlord and Tenant shall within sixty (60) days thereafter execute an amendment to the Lease (the "First Refusal Space Amendment") for such First Refusal Space upon the terms set forth in the First Refusal Notice, including, but not limited to rent (the "First Refusal Space Rent"), but otherwise upon the terms, covenants and conditions set forth in the Lease and this Section 6.  Notwithstanding the foregoing, Landlord may, at its sole option, require that a separate lease be executed by Landlord and Tenant in connection with Tenant's lease of the First Refusal Space, in which event such lease (the "First Refusal Space Lease") shall be on the same TCCs as the Lease, except as provided in this Section 6 and specifically in the Lease to the contrary.  The First Refusal Space Lease, if applicable, shall be executed by Landlord and Tenant within sixty (60) days following Tenant's exercise of its right to lease the First Refusal Space.  Notwithstanding the foregoing documentation obligations, Landlord and Tenant hereby acknowledge and agree that Tenant's timely delivery of the Election Notice shall, in and of itself, conclusively establish Tenant's obligation to lease the subject First Refusal Space on the express TCCs set forth in the corresponding First Refusal Notice.

6.4No Defaults; Required Financial Condition of Tenant.  The rights contained in this Section 6 shall be personal to the Original Tenant and its Permitted Assignees and may only be exercised by the Original Tenant or a Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if the Original Tenant and/or a Permitted Assignee occupies not less than the entire then‑existing Premises.  The right to lease the First Refusal Space as provided in this Section 6 may not be exercised if, as of the date Tenant attempts to exercise its right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, or as of the scheduled date of delivery of such First Refusal Space to Tenant, (A) Tenant is in economic or material non-economic default pursuant to the terms of the Lease (beyond any applicable notice and cure periods), and (B) Tenant has previously been in default under the Lease (beyond the applicable notice and cure periods) more than once during the previous twenty-four (24) month period.

6.5First Refusal Space Commencement Date; Construction in First Refusal Space.  The commencement date for the First Refusal Space shall be the applicable date specified in the applicable First Refusal Notice (the "First Refusal Space Commencement Date") (provided that such First Refusal Space Commencement Date shall not be earlier than one hundred fifty (150) days following the date of delivery of such First Refusal Space to Tenant) and the term of Tenant's lease of such First Refusal Space shall expire on the applicable date set forth in the First Refusal Notice (the "First Refusal Space Expiration Date") (provided that the First Refusal Space Expiration Date shall be coterminous with the Premises on the Expansion Term Expiration Date (as the same may be subsequently extended pursuant to Section 2.2 of the Original Lease) to the extent that as of the First Refusal Space Commencement Date more than five (5) years remain in the Expansion Term (as the same may be subsequently extended pursuant to Section 2.2 of the Original Lease)).  The term of Tenant's occupancy of the First Refusal Space shall be referred to herein as a "First Refusal Space Lease Term."  Except as otherwise expressly identified in the First Refusal Notice, Tenant shall take the First Refusal Space in its "as is" condition, and the construction of improvements in the First Refusal Space shall comply with the terms of Section 8.4 of the Lease.

7.Letter of Credit; Tolling of Decrease Determination Date.  Landlord and Tenant hereby acknowledge that the “Amended Letter of Credit” defined in Section 4.7 of the Original Lease is currently held by Landlord in the “New L-C Amount” of $3,000,000 in accordance with Section 6 of the First Amendment.  Landlord and Tenant herby amend Section 6.2 of the First Amendment, such that the reduction date of any reduction of such Amended Letter of Credit to the “50% L-C Amount” (i.e., $1,500,000) in accordance with the terms thereof shall be tolled until December 31, 2025 (as opposed to after the fifth (5th) full year of the 12780 Extended Term).

8.Landlord Contribution Amount for Building Lobby Work.  Landlord and Tenant hereby acknowledge that pursuant to the terms of Section 1.2 of the Work Letter (“ First Amendment Work Letter”) attached to and incorporated in the First Amendment by reference, Landlord previously agreed to contribute up to $1,410,910.00 in the aggregate (as defined in such Section 1.2 of the First Amendment Work Letter, the “Landlord Contribution Amount”) towards the Building Lobby Work (as that term is defined in Section 1.2 of the First Amendment Work Letter).  Landlord and Tenant desire to increase such Landlord Contribution Amount, and accordingly, effective as of the date of this Third Amendment, (i) Landlord and Tenant hereby increase the Landlord Contribution Amount by $50,000.00 to a new total of $1,460,910.00, and (ii) the term “Landlord Contribution Amount” shall hereafter refer to such amount.

9.Improvement Allowance.  Landlord and Tenant hereby acknowledge that pursuant to the terms of Section 2.5 of the First Amendment Work Letter and Section 2 of the Second Amendment, Tenant is entitled to a one-time Improvement Allowance in the amount of $12,698,190.00 (the "12780 Improvement Allowance") for the costs relating to the initial design and construction of the improvements which are permanently affixed to the Premises. In connection with the increase of the Landlord Contribution Amount set forth in Section 8 above, Landlord and Tenant hereby desire to decrease such 12780 Improvement Allowance, and accordingly, effective as of the date of this Third Amendment, (i) Landlord and Tenant hereby decrease the 12780 Improvement Allowance by $50,000.00 to a new total of $12,648,190.00, and (ii) the term “12780 Improvement Allowance” shall hereafter refer to such amount.

10.Parking.  Effective as of the final Tranche Lease Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to utilize up to 593 unreserved parking passes in connection with Tenant's lease of the 12780 Premises and the 12790 Premises (the "Parking Passes"), the exact locations of which are more particularly indicated on Exhibit E attached hereto. Up to ten (10) of the Parking Passes shall be selected by Tenant and converted to visitor parking for Tenant’s exclusive use at a location near the entrances to the 12780 Building and the 12790 Building (the "Visitor Parking Spaces").  With regard to the portion of the Expansion Term preceding the final Tranche Lease Commencement Date, Tenant shall be entitled to a pro-rata share of such Parking Passes, including the entirety of the Parking Passes in the 12780 Building’s parking garage, and a pro-rata share of Parking Passes within the 12790 Building’s parking garage, based upon the then-applicable rentable square footage of the 12790 Premises from time-to-time existing during such period.  Landlord, at its sole cost and expense (but subject to inclusion in Operating Expenses in accordance with Article 4 of the Original Lease), shall use commercially reasonable efforts to establish and thereafter enforce a parking management program in order to preserve Tenant's parking rights set forth herein (specifically including the exclusive right to the Visitor Parking Spaces), which program may include (a) the issuance of physical parking cards, decals or hanging tags for use by Tenant, its employees and invitees (the "Parking Identification"), and (b) the periodic monitoring of the parking areas by Landlord in a commercially reasonable manner to enforce restrictions limiting use of the parking areas to only those holding such Parking Identification.  Except as set forth in this Section 10, Tenant shall lease the Parking Passes in accordance with the provisions of the Lease.  There shall be no charge for Tenant's access to and use of the Parking Passes throughout the Expansion Term.  Tenant shall have access to and use of such Parking Passes twenty-four (24) hours per day, seven (7) days per week.

11.Signage.  Provided that Original Tenant or a Permitted Assignee leases the entirety of, and is in occupancy of not less than seventy percent (70%) of the 12790 Premises, then Tenant shall be entitled to install (i) one (1) exclusive Building top signage consisting identifying Tenant's name and/or logo in each of two (2) locations to be reasonably and mutually agreed upon by Landlord and Tenant (and subject to the receipt of all necessary approvals), and (ii) two (2) slots identifying Tenant's name and/or logo on each side of the north monument sign serving the Project in the position to be determined by Landlord (the "Tenant's Signage").  Landlord hereby approves Tenant’s Signage depicted on Exhibit F attached hereto.  Landlord shall retain the rights to the eyebrow signage pertaining to the Project rotunda.  Tenant may, at its sole cost and expense and subject to all applicable laws, the CC&Rs, and Tenant’s receipt of all applicable governmental approvals, cause the road leading from El Camino Real to the 12780 and 12790 Buildings to be renamed “Neurocrine Place” (with appropriate and customary corresponding street identification signage), provided that prior to Tenant's vacation and surrender of the Premises, Tenant shall cause the name of such road to revert to Townsgate Dr., or shall otherwise cooperate with Landlord to cause such road to be renamed as designated by Landlord.

11.1Tenant's Signage Specifications and Permits.  Tenant's Signage shall set forth Tenant's name or logo as determined by Tenant; provided, however, in no event shall Tenant's Signage include an "Objectionable Name or Logo," as that term is defined in Section 11.2, of this Third Amendment.  The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and the exterior Building signage of other tenants of the Building.  In addition, Tenant's Signage shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws and the CC&Rs.  Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant's Signage.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage.  In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining terms and conditions of this Third Amendment shall be unaffected.

11.2Objectionable Name or Logo.  In no event shall Tenant's Signage include, identify or otherwise refer to a name and/or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Building (an "Objectionable Name or Logo").  The parties hereby agree that the name "Neurocrine Biosciences, Inc." or any reasonable derivation thereof, shall not be deemed an Objectionable Name or Logo.

11.3Termination of Right to Tenant's Signage.  The rights to the Tenant's Signage contained in this Section 11 may only be exercised by Original Tenant or a Permitted Assignee (and not any other assignee or any sublessee or other transferee of the Original Tenant's interest in the Lease).

11.4Cost and Maintenance of Tenant's Signage.  The costs of the actual sign(s) comprising Tenant's Signage and the installation, design, construction, and any and all other costs associated with Tenant's Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant, at Tenant's sole cost and expense, subject to application of the Improvement Allowance pursuant to the terms of the Work Letter.  Should Tenant's Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall cause such repairs and/or maintenance to be performed, and Tenant shall pay Landlord upon demand the cost of the same as Additional Rental.  Upon the expiration or earlier termination of the Lease (or within five (5) business days following Tenant's receipt of written notice from Landlord that Tenant's rights to such Tenant's Signage have terminated as a result of a Tenant default under the Lease or Tenant's failure to satisfy the occupancy requirement, as set forth in Section 11 above), Tenant shall, at Tenant's sole cost and expense, cause Tenant's Signage to be removed and shall cause the area in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the installation of such Tenant's Signage, reasonable wear and tear and damage by casualty excepted.  If Tenant fails to timely remove such Tenant's Signage or to restore the areas in which such Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor.  The terms and conditions of this Section 11.4 shall survive the expiration or earlier termination of the Lease.

12.California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the 12790 Premises have not undergone inspection by a Certified Access Specialist (CASp).

13.Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Tenant’s use of Jones Lang LaSalle (“Tenant’s Broker”), and Landlord’s use of Cushman & Wakefield (“Landlord’s Broker” and, collectively with Tenant’s Broker, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment.  Landlord shall pay the fees of the Brokers pursuant to a separate agreement and Landlord shall indemnify Tenant for any claim made by the Brokers against either party; provided, however, in the event Tenant timely makes the “Additional Allowance Election” pursuant to Section 2.5 of the Work Letter, then (i) Landlord shall not be responsible for paying any commission to Tenant’s Broker, (ii) Tenant shall receive from Landlord the “Additional Allowance” (as defined in Section 2.5 of the Work Letter) in an amount equal to the commission that would otherwise be payable to Tenant’s Broker by Landlord, and (iii) Tenant shall indemnify Landlord for any claim made by Tenant’s Broker against either party.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any use or dealings with any other real estate broker or agent (i.e., other than the Brokers), occurring by, through, or under the indemnifying party.  The terms of this Section 13 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

14.No Further Modification.  Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures contained on following page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD":

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation

Its: General Partner

By:
Name:
Its:

By:
Name:
Its:

"TENANT":
NEUROCRINE BIOSCIENCES, INC.,
a Delaware corporation

By:
Name:
Its:

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